Exhibit 10.14

WABCO Expats Inc.

June 28, 2007

Mr. Kevin Tarrant

C/O American Standard Inc.

One Centennial Avenue

Piscataway, NJ 08855

Dear Kevin:

This is to confirm your international assignment to Belgium as Sr. Vice President, Human Resources, WABCO, reporting to Jacques Esculier. In this capacity, you will be an employee of WABCO Expats Inc. (WSW) and will be assigned to American Standard Europe BVBA. Your assignment will begin on July 25, 2007 and is subject to the necessary work permit and entry visa being obtainable.

You will be located in Brussels, Belgium.

Effective with the date of your transfer to Belgium, your compensation from WSW will include a base salary of $325,000 USD. We will review your salary from time to time and you may receive adjustments in accordance with salary administration practices in the U.S. This is contingent upon final approval by the Management Development and Compensation Committee (MDC) of American Standard’s Board of Directors.

INTERNATIONAL ASSIGNMENT

Enclosed with this letter you will find a copy of the U.S. international assignment policy elements, the tax equalization policy, a glossary of terms and a balance sheet providing you with assignment related allowances. Except to the extent otherwise provided in this letter, all provisions of these policies shall apply to your assignment. The policies are, however, subject to change at management’s discretion.

As agreed you will not be subject to the car norm. The housing norm will be waived while your spouse remains in your U.S. home and you can provide proof of housing costs.

We have arranged with a tax provider for the preparation and filing of your income tax returns in the U.S. and Belgium during your assignment. A representative from the tax provider will contact you shortly to provide you with a tax orientation.

EMPLOYEE BENEFITS

As an employee of Wabco Expats Inc., effective August 1, 2007, you will be a participant in WABCO’s U.S. benefit plans for salaried employees as they are made available from time to time, subject to plan eligibility rules. Plan details are included in the summary plan descriptions and other material that you will receive. These currently consist of: medical, dental, vision, group term life insurance and a 401(k) plan and, should you choose to participate in them, long term disability insurance, flexible spending accounts (medical and dependent care), and supplemental life plans.

The company also makes certain voluntary benefit programs available through a third party provider. For the period between July 25, 2007 and August 1, 2007 you will participate in American Standard’s U.S. benefit plans.

During your assignment, if applicable, WSW will make employer contributions to U.S. Social Security. Employee contributions will be limited to what you would have paid on your base salary, bonuses, stock options, and mobility and other premiums in the U.S.

As an employee of WABCO Expats Inc., you will be subject to the personnel procedures and policies of WABCO Holdings Inc. except as otherwise modified herein, WSW reserves the right to change the terms and conditions of your assignment at any time. WSW maintains an employment-at-will policy, which means that you or WSW can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. If any term or provision of this letter or the referenced policies and procedures is held to be invalid or unenforceable in any jurisdiction, that term or provision shall be ineffective to the extent of its invalidity or unenforceability; the remaining terms and provisions shall continue in full force and effect. This letter shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions and jurisdiction is subject to the federal courts in the State of New Jersey.

Should you require further information or clarification on any of the above, please contact me. Otherwise, please sign, the enclosed duplicate copy and return it to my attention, Your signature on this letter indicates that you have read and agreed to the terms and conditions of this letter, as well as the international assignment policy and the tax equalization policy as defined in the attached documents.

Very truly yours,

WABCO Expats Inc.

Arielle VanderPerren Vice President, Wabco Expats Inc.

7-1-07
Kevin Tarrant	Date

Enclosures

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